Exhibit 10.1

AGREEMENT AND RELEASE

IT IS HEREBY AGREED by and between Julio Ramirez (“Employee”) and Summit Materials Holdings L.P. (“Employer”), for the good and sufficient consideration set forth below, as follows:

1. Employee’s last day of work with Employer is July 1, 2013 (the “date of separation”). Subject to Employee’s compliance with this Agreement and Release, pursuant to Employer’s obligations to Employee pursuant to Section 6 of the May 20, 2013 Employment Agreement between Employee and Employer (“Employment Agreement”), Employer agrees to provide Employee with (i) continued payment of Employee’s base salary of $350,000 per annum in accordance with Employer’s normal payroll practices until twelve months after the date of separation (the “Severance Period”); and (ii) payment of Employee’s “COBRA” premiums until the earlier of the end of the Severance Period or when Employee is no longer eligible for COBRA coverage under applicable law.

The consideration set forth in this Paragraph 1 is inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by Employee or on Employee’s behalf against Employer, and is in complete satisfaction of any and all Employer obligations under the Employment Agreement and otherwise. Notwithstanding any other provision of this Agreement and Release to the contrary, Employee’s continuing obligation to comply with sections 7 (“Restrictive Covenants”) and 8 (“Confidentiality; Intellectual Property”) of the Employment Agreement shall remain in full force and effect.

2. Employee will receive no later than the first payroll date following the date of separation any salary, wages and any other type of compensation, as well as payment for accrued, unused paid time off, where mandated by law, due to Employee, to be paid in full for work performed through and including the date of separation. Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with Employer for which a workers compensation claim has not already been filed. This Agreement and Release satisfies any notice requirement from Employer to Employee relating to Employee’s termination of employment from Employer.

3. In return for Employer’s agreement to provide Employee with the consideration referred to in Paragraph 1, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors, hereby releases and forever discharges Employer and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Agreement and Release. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Colorado anti-discrimination laws, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by Employer. This release does not include claims that may not be released under applicable law.

4. Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

5. This Agreement and Release is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Employee might be entitled and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release.

6. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth in Paragraph 1 is in compliance with that which Employer is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement and Release. Employer and Employee agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Employee in Paragraphs 3, 4 and 5, and for Employee’s other promises herein.

7. Employee will direct all requests for references to Employer’s Human Resources Department, who will confirm Employee’s job title, dates of employment and resignation, and, with written authorization from Employee, Employee’s salary. Employee agrees to refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Released Parties.

8. Employee and Employer agree and promise not to disclose, either directly or indirectly, in any manner whatsoever, any information regarding the existence or terms of this Agreement and Release, to any person or entity, (i) except in the case of Employee, to members of Employee’s immediate family, Employee’s attorney and Employee’s accountant and/or financial advisor, provided that such persons agree to keep this information confidential, and (ii) except as may be required by law.

9. Employee agrees not to use, disclose to others, or permit anyone access to any of Employer’s trade secrets or confidential or proprietary information without Employer’s express consent, and to return immediately to Employer all Employer property upon termination of Employee’s employment. Employee shall not retain any copy or other reproduction whatsoever of any Employer property after the termination of Employee’s employment. Employee will also comply with the Confidentiality Agreement signed by Employee.

10. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.

11. This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of Employer and Employee or their authorized agents.

12. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Employee without reliance upon any statement or representation by Employer except as set forth herein; (c) Employee is legally competent to execute this Agreement and Release and to accept full responsibility therefor; (d) Employee has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and Release and, if Employee has not used the entire twenty-one (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement and Release; (g) Employer has advised Employee to consult with an attorney concerning this Agreement and Release; (h) Employee freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.

13. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising Employer in writing received by Anne Benedict, Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue NW, Washington, D.C. 20036, before the end of the seventh (7th) day after its execution by Employee.

14. This Agreement and Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.

15. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.

15. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

17. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

IN WITNESS WHEREOF, the parties have hereunto set their hands.

/s/ Julio Ramirez	/s/ Thomas Hill
Julio Ramirez	For Summit Materials Holdings L.P.

July 8, 2013 Date	July 15, 2013 Date

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